Exhibit 3.6

CERTIFICATE OF RETIREMENT
OF
SERIES B CONTINGENT CONVERTIBLE JUNIOR PARTICIPATING
NON‑CUMULATIVE PERPETUAL PREFERRED STOCK
OF
METLIFE, INC.

Pursuant to Section 243(b) of the General Corporation Law
of the State of Delaware

MetLife, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

1.On October 26, 2010, the Finance and Risk Committee (the “Finance and Risk Committee”) of the Board of Directors (the “Board”) of the Corporation, in accordance with resolutions of the Board dated March 7, 2010 and April 27, 2010, adopted resolutions creating a series of shares of Preferred Stock, par value $0.01 per share, of the Corporation, designated as “Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock” (the “Series B Preferred Stock”), of which 6,857,000 shares were authorized, and caused to be filed a Certificate of Designations of the Series B Preferred Stock with the Secretary of State of the State of Delaware. All 6,857,000 shares of the Series B Preferred Stock were issued.

2.    The terms of the Series B Preferred Stock prohibit the reissuance of any shares of Series B Preferred Stock that are purchased or otherwise acquired by the Corporation and further provide that any shares of the Series B Preferred Stock that have been purchased or otherwise acquired by the Corporation shall, upon the filing of the appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”).

3.    All 6,857,000 shares of the Series B Preferred Stock have been purchased or otherwise acquired by the Corporation pursuant to resolutions adopted by the Finance and Risk Committee under the authority delegated to it pursuant to resolutions adopted by the Board.

4.    Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended so as to eliminate therefrom all reference to the Series B Preferred Stock. This Certificate of Retirement shall not affect the total number of authorized shares of capital stock of the Corporation or the total number of authorized shares of Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer this 5th day of November, 2013.

MetLife, Inc.

By: /s/ Timothy J. Ring________________
Name: Timothy J. Ring
Title: Vice President and Secretary